Exhibit 3.45

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

OF
GOLDEN ACQUISITION SUB, LLC

FIRST: The name of the limited liability company is Golden Acquisition Sub, LLC.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington. Zip code 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 23rd day of January, 2014.

/s/ Alfred J. Ludwig
Alfred J. Ludwig, Authorized Person